Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Holley Inc. on Form S-8 of our report dated March 12, 2021, except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is May 18, 2021, with respect to our audit of the financial statements of Empower Ltd. as of December 31, 2020 and for the period from August 10, 2020 (inception) through December 31, 2020, appearing in the Prospectus dated July 28, 2021, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-258075). We were dismissed as auditors on August 10, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

September 23, 2021